FOR IMMEDIATE RELEASE:

April 13, 2005

Contact:  Rosemarie Faccone or

    Susan Jordan

    732-577-9997

MONMOUTH CAPITAL CORPORATION ANNOUNCES

PRIVATE PLACEMENT OF $10,420,000 OF 8% SUBORDINATED

 CONVERTIBLE DEBENTURES DUE 2015

FREEHOLD, NJ, April 13, 2005…..Eugene W. Landy, President of Monmouth Capital Corporation (NASDAQ/NMS: MONM) today announced the private placement of $10,420,000 of 8% Subordinated Convertible Debentures due 2015.  Dominick and Dominick LLC, a New York investment banking firm, acted as the placement agent, with the investment firm of Anderson & Strudwick of Richmond, Virginia, acting as the lead selling agent, and the New York law firm of Thacher Proffitt & Wood acting as counsel for Monmouth Capital Corporation.

The Company was formed in 1961.  In 2001, it elected to operate as a real estate investment trust (REIT).  Monmouth Capital Corporation intends to use the funds raised through this Private Placement for real estate investments.  Management of  Monmouth Capital Corporation is also involved in the operation of two other publicly-owned REITs, United Mobile Homes, Inc. (AMEX:UMH) which specializes in the ownership and operation of manufactured home communities, and Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA) which specializes in industrial properties leased to investment grade tenants on long-term net leases.  Monmouth Capital Corporation pursues real estate opportunities that are outside the scope of the specialized areas of United Mobile Homes, Inc. and Monmouth Real Estate Investment Corporation.

Eugene W. Landy stated that Monmouth Capital Corporation has achieved significant growth since becoming a REIT in 2001.  “Our gross leaseable area has more than doubled since year-end 2003.  Currently our properties are fully leased with a weighted average lease maturity of over seven years.  We plan on growing Monmouth Capital to over $100 million in assets.”

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